Exhibit 10.3

EXECUTION VERSION

For Settlement Purposes Only – Subject to FRE Rule 408

THIS AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of March 15, 2011, is entered into by and among DISH Network Corporation (“DISH”) and ICO Global Communications (Holdings) Limited (“ICO”). DISH and ICO, and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof are referred to herein collectively as the “Parties” and individually as a “Party”. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Term Sheet (as defined below).

PRELIMINARY STATEMENTS

WHEREAS, on May 15, 2009, DBSD North America, Inc. (“DBSD” and, together with certain of its affiliates, the “Debtors”1 or the “Company”) commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, on February 1, 2011, the Debtors filed with the Bankruptcy Court the Debtors’ Motion for Entry of an Order Authorizing and Approving the Investment Agreement (the “Investment Agreement Motion”) and the Debtors’ Motion for Entry of an Order (A) Authorizing the Debtors to Obtain Replacement Postpetition Financing on a Third Lien, Secured, and Superpriority Basis and (B) Granting Related Relief;

WHEREAS, on February 25, 2011, the Debtors filed with the Bankruptcy Court the Amended and Restated Investment Agreement, dated as of February 24, 2011, between DBSD and DISH and amended as of the date hereof (as further amended, supplemented or modified, the “Investment Agreement”);

WHEREAS, that certain Term Sheet for Proposed Restructuring of DBSD North America, Inc., dated March 15, 2011, was attached as Exhibit 1 to the amendment of the Investment Agreement, dated March 15, 2011, amending Exhibit A to the Investment Agreement (as further amended, supplemented or modified, the “Term Sheet”);

[1]

The Debtors in these chapter 11 cases are: DBSD North America, Inc.; 3421554 Canada Inc.; DBSD Satellite Management, LLC; DBSD Satellite North America Limited; DBSD Satellite Services G.P; DBSD Satellite Services Limited; DBSD Services Limited; New DBSD Satellite Services G.P.; and SSG UK Limited.

WHEREAS, simultaneously herewith, DISH and ICO are entering into that certain Implementation Agreement, dated as of even date herewith (as amended, supplemented or modified, the “Implementation Agreement”), a copy of which is attached as Exhibit A hereto; and

WHEREAS, DISH and ICO now desire to memorialize their mutual agreement to support approval of the Investment Agreement Motion and to support confirmation and consummation of a chapter 11 plan of reorganization (the “Plan”) in accordance with the terms and conditions set forth in the Term Sheet.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Term Sheet.

The Term Sheet is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein. The Term Sheet sets forth the material terms and conditions of the Plan; however, the Term Sheet is supplemented by the terms and conditions of this Agreement. Solely for purposes hereof, in the event of any inconsistency between this Agreement on one hand, and the Term Sheet on the other hand, this Agreement shall control.

2.	Agreement of DISH.

(a) So long as this Agreement has not been terminated as provided herein, DISH shall:

(i) unless the Investment Agreement is terminated, (A) support and take all reasonable actions necessary to facilitate the solicitation, confirmation and consummation of the Plan and the restructuring transactions contemplated thereby (the “Restructuring Transactions”); (B) not take any action that is inconsistent with, or that would delay or impede the solicitation, confirmation or consummation of the Plan or the Restructuring Transactions; (C) support the release and exculpation provisions contained in the Plan, which release and exculpation provisions shall be consistent with the release and exculpation provisions set forth in the Debtors’ Second Amended Joint Plan of Reorganization previously confirmed by the Bankruptcy Court; and (D) exercise commercially reasonable efforts to obtain the release of ICO from Sprint Nextel Corporation contemplated in the Term Sheet.

(ii) perform under the Implementation Agreement and the agreements contemplated thereby;

(iii) unless the Investment Agreement is terminated, exercise commercially reasonable efforts to cause the Debtors to (A) file the Plan and related disclosure statement (the “Disclosure Statement”); (B) obtain entry of an order approving the Disclosure Statement and authorizing the solicitation of approvals of the Plan as soon as reasonably practicable; (C) commence the solicitation of votes in connection with the Plan (the “Solicitation”) as soon as reasonably practicable; (D) obtain confirmation of the Plan by entry of an order of the Bankruptcy Court, which order shall not be the subject of any stay, as soon as reasonably practicable; and (E) consummate the Plan as soon as reasonably practicable; and

(iv) subject to Section 3(b) hereof, not directly or indirectly seek, solicit, vote any claim or interest it may hold for, support or encourage the filing of any plan of reorganization, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets or restructuring of the Company, or take any other action, that could prevent, interfere with, delay or impede the approval of the Disclosure Statement, the Solicitation or the implementation or consummation of the Restructuring Transactions as contemplated by the Plan and the Disclosure Statement, or take any other action that is inconsistent with, or that would delay the solicitation, confirmation or consummation of, the Plan or the Restructuring Transactions.

3.	Agreement of ICO.

So long as this Agreement has not been terminated as provided herein,

(a) Support of the Plan. Subject to Section 3(b) hereto and provided (i) DISH is not in breach of its payment obligations under the Implementation Agreement with respect to (A) the payment of the Purchase Price as and when due, (B) the payment of ICO’s fees and expenses, to the extent required by Section 5.3 of the Implementation Agreement, and (C) the Sprint Indemnification (as defined in the Implementation Agreement), and (ii) the Plan as proposed by DBSD and DISH contain release and exculpation provisions in favor of ICO substantially similar to the release and exculpation provisions set forth in the Debtors’ Second Amended Joint Plan of Reorganization, ICO shall:

(i) support approval of the Investment Agreement Motion;

(ii) support, and take all reasonable actions necessary or reasonably requested by DISH to facilitate the solicitation, confirmation and consummation of the Plan and the transactions contemplated thereby;

(iii) perform under the Implementation Agreement and the agreements contemplated thereby;

(iv) to the extent that ICO is entitled to vote to accept or reject the Plan, subject to the receipt by ICO of the Disclosure Statement, as approved by the Bankruptcy Court, (A) timely vote (when solicited in accordance with the provisions of the Bankruptcy Code and the order of the Bankruptcy Court approving the Disclosure Statement) or cause to be voted any claim or interest it may hold to accept the Plan by delivering its duly executed and completed ballot or ballots, as applicable, accepting the Plan on a timely basis following commencement of the solicitation of acceptances of the Plan in accordance with sections 1125 and 1126 of the Bankruptcy Code and (B) not change or withdraw such vote (or cause or direct such vote to be changed or withdrawn);

(v) timely vote or cause to be voted any claim or interest it may hold against and not consent to, or otherwise directly or indirectly support, solicit, assist, encourage or participate in the formulation, pursuit or support of, any restructuring or reorganization of the Company (or any plan or proposal in respect of the same) other than the Plan; and

(vi) not directly or indirectly seek, solicit, vote any claim or interest it may hold for, support or encourage the filing of any plan of reorganization, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets or restructuring of the Company, or take any other action that is inconsistent with, or that would delay the solicitation, confirmation or consummation of, the Plan or the Restructuring Transactions.

(b) Alternative Proposals. Notwithstanding anything herein to the contrary, if (i) the Closing Date (as defined in the Implementation Agreement) shall have occurred, (ii) the Investment Agreement shall have been terminated, (iii) DISH shall have paid the entire Purchase Price required under the Implementation Agreement, and (iv) DISH is not breach of its obligations under the Implementation Agreement with respect to the Sprint Indemnification and the payment of ICO’s fees and expenses, to the extent required by Section 5.3 of the Implementation Agreement, ICO shall:

(i) take all reasonable actions necessary or reasonably requested by DISH in connection with any alternative chapter 11 plan of reorganization, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets (including one or more sales under Section 363 of the Bankruptcy Code), restructuring or purchase of equity securities of the Company (“Alternative Proposal”), any related disclosure statement, to the extent applicable (the “Alternative Disclosure Statement”), and the restructuring transactions contemplated thereby (“Alternative Restructuring Transactions”), including, to the extent requested by DISH, supporting and facilitating the solicitation, confirmation and consummation of any such Alternative Proposal that DISH advises ICO in writing that it supports (a “Supported Proposal”); provided, however, that the material terms to such Supported Proposal shall not be materially different and adverse to ICO as compared to the Term Sheet and Implementation Agreement (including the agreements contemplated thereby) taken as a whole;

(ii) to the extent that ICO is entitled to vote to accept or reject an Alternative Proposal, subject, to the extent applicable, to the receipt by ICO of the Alternative Disclosure Statement, as approved by the Bankruptcy Court, (A) timely vote (when solicited in accordance with the provisions of the Bankruptcy Code and the order of the Bankruptcy Court approving the Alternative Disclosure Statement, as applicable) or cause to be voted any claim or interest it may hold to accept any Supported Proposal by delivering its duly executed and completed ballot or ballots, as applicable, accepting the Supported Proposal on a timely basis following commencement of the solicitation of acceptances of the Supported Proposal in accordance with sections 1125 and 1126 of the Bankruptcy Code and (B) not change or withdraw such vote (or cause or direct such vote to be changed or withdrawn) unless directed to do so by DISH;

(iii) timely vote or cause to be voted any claim or interest it may hold against and not consent to, or otherwise directly or indirectly support, solicit, assist, encourage or participate in the formulation, pursuit or support of, any Alternative Proposal other than a Supported Proposal; and

(iv) not directly or indirectly seek, solicit, vote any claim or interest it may hold for, support or encourage the filing of any Alternative Proposal, or take any other action that is inconsistent with, or that would delay the solicitation, confirmation or consummation of, a Supported Proposal or the Alternative Restructuring Transactions relating to a Supported Proposal.

(c) Actions by DBSD. Notwithstanding the foregoing, any action taken by (i) DBSD or (ii) officers and directors of both ICO and DBSD, in their capacity as an officer or director of DBSD, shall not be deemed a violation of the obligations of ICO set forth in Sections 3(a) and 3(b).

(d) FCC Approval Matters. ICO shall use commercially reasonable efforts to assist DISH in obtaining Federal Communications Commission approval of the transfer of control of the Debtors’ communications licenses that are required in connection with the Plan.

4.	Termination of Agreement.

(a) ICO’s Termination Events. ICO may terminate this Agreement upon five (5) business days’ written notice (the “Notice”), delivered in accordance with Section 17 hereof, at any time after the termination of the Implementation Agreement.

(b) DISH Termination Events. DISH may terminate this Agreement upon five (5) business days prior written notice, delivered in accordance with Section 17 hereof, upon the occurrence of any of the following events:

(i) the termination of the Investment Agreement in accordance with its terms;

(ii) the termination of the Implementation Agreement;

(iii) the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by ICO of any of the obligations, representations, warranties, or covenants of ICO set forth in this Agreement; provided, however, ICO shall have fifteen (15) calendar days from the receipt of the Notice to cure such breach; and

(iv) the Bankruptcy Court having entered an order (A) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code (B) dismissing any of the Chapter 11 Cases or (C) appointing a trustee or examiner with expanded powers under sections 1104 or 1105 of the Bankruptcy Code in any of the Chapter 11 Cases.

(c) Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among ICO and DISH.

(d) Effect of Termination. Except to the extent otherwise set forth in the Implementation Agreement, upon the termination of this Agreement in accordance with this Section 4, and except as provided in Section 11 herein, this Agreement shall forthwith become void and of no further force or effect and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law; provided, however, that in no event shall any such termination relieve a Party hereto from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination. If this Agreement has been terminated in accordance with this Agreement at a time when permission of the Bankruptcy Court shall be required for a Party to change or withdraw (or cause to change or withdraw) its vote to accept the Plan, the other Parties hereto shall not oppose any attempt by such Party to change or withdraw (or cause to change or withdraw) such vote at such time, subject to all remedies available to the Parties at law, equity, or otherwise, including those remedies set forth in Section 10 of this Agreement.

5.	Good Faith Cooperation; Acknowledgement.

The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable and subject to the terms hereof) in respect of (a) all matters relating to their rights hereunder in respect of the Company or otherwise in connection with their relationship with the Company, (b) all matters concerning the implementation of the Plan and (c) the pursuit and support of the Restructuring Transactions. Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings and voting any claims against or securities of the Company in favor of the Restructuring Transactions in connection therewith, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement. This Agreement is not, and shall not be deemed, a solicitation for consents in favor of any chapter 11 plan or for consent to the Plan or a solicitation to tender or exchange in contravention of applicable non-bankruptcy law or Section 1125(b) of the Bankruptcy Code. Notwithstanding the foregoing, nothing in this Agreement shall require any Party to take any action prohibited by the Bankruptcy Code, the Securities Act of 1933 (as amended), the Securities Exchange Act of 1934 (as amended), any rule or regulation promulgated thereunder, or by any other applicable law or regulation or by an order or direction of any court or any state or federal governmental authority.

6.	Further Assurances.

Each Party hereby covenants and agrees to (i) act in good faith and use commercially reasonable efforts to support the implementation of the Plan in accordance with the terms of this Agreement, (ii) do all things reasonably necessary and appropriate in furtherance of consummating the Restructuring Transactions in accordance with, and within the time frames contemplated by, this Agreement and (iii) act in good faith and use commercially reasonable efforts to consummate the Restructuring Transactions as contemplated by the Term Sheet and this Agreement.

7.	Representations and Warranties.

(a) Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof (or as of the date DISH becomes a party hereto):

(i) such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(ii) the execution, delivery and performance by such Party of this Agreement does not and will not (A) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party, the discharge of claims as a result thereof, or related restructuring transactions;

(iii) the execution, delivery and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary and/or required for disclosure by the Securities and Exchange Commission and in connection with the Chapter 11 Cases, the Plan and the Disclosure Statement;

(iv) this Agreement is the legally valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court; and

(v) such Party has made no prior assignment, sale, participation, grant, conveyance or other transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey or otherwise transfer, in whole or in part, any portion of its right, title, or interests in any claims against the Debtors that are inconsistent with the representations and warranties of such Party herein or would render such Party otherwise unable to comply with this Agreement and perform its obligations hereunder.

8.	Amendments and Waivers.

This Agreement, including any exhibits or schedules hereto, may not be modified, amended or supplemented except in a writing signed by ICO and DISH.

9.	GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, MAY BE BROUGHT IN THE BANKRUPTCY COURT. EACH OF THE PARTIES HEREBY IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.	Specific Performance/Remedies.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder. Each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy, in addition to any other remedy to which such non-breaching Party may be entitled, at law or in equity.

11.	Survival.

Notwithstanding the termination of this Agreement pursuant to Section 4 hereof, the agreements and obligations of the Parties in this Section 11, the proviso set forth in Sections 4(d), 8, 9, 10, 11, 13, 14, 15, 17, 18, 19, and 20 hereof (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof; provided, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

12.	Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

13.	Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives; provided, however, that, except to the extent expressly provided herein, nothing contained in this Agreement shall be deemed to prohibit sales, assignments or other transfers of claims arising against the Debtors, and this Agreement shall not be binding on any assignee or transferee of such claims. If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

14.	No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.

15.	Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto, including the Term Sheet, constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof.

16.	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile or otherwise, which shall be deemed to be an original for the purposes of this paragraph.

17.	Notices.

All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

If to ICO:

ICO Global Communications (Holdings) Limited

4400 Carillon Point

Kirkland, WA 98033

Attention: Benjamin G. Wolff, Tim Dozois

Telephone: (425) 828-8600

Facsimile: (206) 828-8061

With a copy (which copy shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, California, 94105

Attention: Robert Townsend

Facsimile: (415) 268-7522

Morrison & Foerster LLP

1290 Avenue of the Americas

New York, New York 10104

Attention: Larren Nashelsky

Facsimile: (212) 468-7900

If to DISH:

DISH Network Corporation

9601 South Meridian Boulevard

Englewood, Colorado 80112

Attention: General Counsel

Facsimile: (303) 723-1699

With a copy (which copy shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: J. Eric Ivester

Facsimile: (917) 777-3111

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by facsimile shall be effective upon oral or machine confirmation of transmission.

18.	Reservation of Rights; No Admission.

Except as expressly provided in this Agreement and in any amendment among the Parties, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Parties to protect and preserve its rights, remedies and interests, including without limitation, its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in the Chapter 11 Cases. Except as expressly provided in this Agreement and in any amendment among the Parties, if the transactions contemplated by this Agreement or in the Term Sheet are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. This Agreement and the Term Sheet are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rule of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

19.	Prevailing Party.

If any Party brings an action or proceeding against any other Party based upon a breach by such Party of its obligations hereunder, the prevailing Party shall be entitled to all reasonable expenses incurred, including reasonable attorneys’, accountants’ and financial advisors’ fees in connection with such action or proceeding.

20.	Relationship Among Parties.

It is understood and agreed that no Party has any duty of trust or confidence in any kind or form with any other Party, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Party may trade in any debt or equity securities of the Company without the consent of any other Party, subject to applicable securities laws and the terms of this Agreement; provided, however, that no Party shall have any responsibility for any such trading to any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement.

21.	Representation by Counsel.

Each Party acknowledges that it has been represented by, or provided a reasonable period of time to obtain access to and advice by, counsel in connection with this Agreement and the transactions contemplated herein. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

By:	/s/ Benjamin Wolff
Name:	Benjamin Wolff
Title:	President and Chief Executive Officer

DISH NETWORK CORPORATION

By:	/s/ Robert Rehg
Name:	Robert Rehg
Title:	SVP

[Signature Page to the Restructuring Support Agreement]

Exhibit A

Implementation Agreement

Please refer to Exhibit 10.2 filed herewith.